Exhibit 10.36

PORTIONS OF THIS EXHIBIT MARKED “[* * *]” HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY IN PAPER FORM WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED SUPPLY AND CO-MARKETING AGREEMENT

This Amended and Restated Supply and Co-Marketing Agreement is effective as of February 1, 2010 (“Effective Date”), between Cardinal Health 200, LLC, formerly known as Cardinal Health 200, Inc., a Delaware corporation (“Cardinal Health”), and SRI/Surgical Express, Inc., a Florida corporation (“SRI”) (Cardinal Health and SRI are collectively referred to in this Agreement as the “parties”).

BACKGROUND

Cardinal Health is a manufacturer and distributor of healthcare products and disposable kitting solutions. SRI provides reusable and disposable kitting solutions to healthcare providers. Pursuant to the Supply and Co-Marketing Agreement (the “Original Agreement”) dated as of November 26, 2008 (the “Original Effective Date”), (i) Cardinal Health appointed SRI as a distributor of the Products (as defined below), and SRI accepted such appointment, and (ii) the parties agreed that SRI would consolidate and package the Hybrid Kits (as defined below) to be jointly developed, produced and marketed by the parties.

The parties desire to amend and restate the Original Agreement, and this Agreement replaces and supersedes the Original Agreement.

OPERATIVE TERMS

Cardinal Health and SRI agree as follows:

1.	DEFINITIONS

“Cardinal Health Components” means the disposable surgical component products provided by Cardinal Health that comprise the disposable sub-assemblies as part of the Hybrid Kits.

“Cardinal Health Presource/Convertors Legacy Customer” means any customer of Cardinal Health as of the Original Effective Date of this Agreement.

“Change of Control” means the occurrence of any of the following:

(i)       any person or entity, or group thereof acting in concert (a “Person”), being or becoming the “beneficial owner” (as such term is defined in Securities and Exchange Commission (“SEC”) Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of SRI which, together with securities previously owned, confer upon such Person or group the combined voting power, on any matters brought to a vote of shareholders, of fifty-one percent (51%) or more of the then outstanding shares of voting securities of SRI;

(ii)       the direct or indirect sale, lease, assignment, conveyance, transfer or other disposition of assets of SRI or any of its subsidiary or subsidiaries, in a transaction or series of transactions, if the aggregate consideration received or to be received by SRI or any such subsidiary in connection with such sale, lease, assignment, conveyance, transfer or other disposition is greater than fifty-one percent (51%) of the book value, determined by SRI in accordance with generally accepted accounting principles, of SRI’s assets determined on a consolidated basis immediately before such transaction or the first of such transactions;

(iii)       the merger, consolidation, share exchange or reorganization of SRI (or one or more direct or indirect subsidiaries of SRI) as a result of which the holders of all of the shares of capital stock of SRI as a group would receive less than fifty-one percent (51%) of the combined voting power of the voting securities of SRI or such surviving or resulting entity or any parent thereof immediately after such merger, consolidation, share exchange or reorganization;

(iv)       the adoption of a plan relating to SRI’s liquidation or the approval of the dissolution of SRI;

(v)        the commencement (within the meaning of SEC Rule 13e-4 under the Exchange Act) of a tender or exchange offer which, if successful, would result in a Change of Control of SRI; or

(vi)       the first day on which a majority of the members of SRI’s board of directors are not Continuing Directors.

“Component Products” means the Cardinal Health Components and the SRI Components.

“Continuing Director” means, as of any date of determination, any member of SRI’s board of directors who (i) was a member of such board of directors on the Original Effective Date or (ii) was nominated for election, elected or appoint to such board of directors with the approval of the majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of SRI’s proxy statement in which such member was name a nominee for election as a director, without objection to such nomination).

“Customer Agreement” means an agreement between a Customer and SRI or Cardinal Health, as the case may be, to provide the Hybrid Program to the Customer.

“Customers” means the hospitals, surgery centers and other customers that execute Customer Agreements and participate in the Hybrid Program.

“Disposable Products” means the disposable products manufactured, sourced or supplied by Cardinal Health that a SRI Legacy Customer desires to purchase from SRI, including without limitation all disposable products that are purchased by a SRI Legacy Customer as of the Original Effective Date and, in the case of such disposable products that are not manufactured, sourced or supplied by Cardinal Health, all comparable products manufactured, sourced or supplied by Cardinal Health.

“FDA” means the United States Food and Drug Administration.

“Hybrid Kits” means hybrid kits consisting of Cardinal Health Components and SRI Components that the parties jointly develop.

“Hybrid Program” means the assembly, delivery to Customers and retrieval from Customers of the Hybrid Kits and the reprocessing of the SRI Components.

“Intellectual Property” has the meaning set forth in Section 4.1.

“Management Committee” has the meaning set forth in Section 9.2.

“Margin Percentage” has the meaning set forth in Section 2.3.

“Measurement Date” means the second anniversary of the Original Effective Date (November 26, 2010) and each anniversary thereafter.

“Obsolete Inventory” is defined as Disposable Products and Cardinal Health Components in SRI’s inventory which have not been shipped to a Customer for a period of [***] ([***]) calendar days.

“Operating Committee” has the meaning set forth in Section 9.3.

“Products” means the Component Products and the Disposable Products.

“Recall” has the meaning set forth in Section 2.10(f).

“Restricted Information” has the meaning set forth in Section 8.

“SRI Components” means the reusable surgical component products provided by SRI that comprise the reusable sub-assemblies of the Hybrid Kits.

“SRI Legacy Customer” means any customer of SRI as of the Original Effective Date.

“SRI Marks” has the meaning set forth in Section 9.7.

“SRI Ordering Instructions” has the meaning set forth in Section 2.9(b).

“SRI Services” means the delivery, retrieval and reprocessing and other services provided by SRI under the Hybrid Program.

“Territory” means the United States and Canada.

“Total Revenues” means, for each annual period during the term of this Agreement, the amount equal to the gross revenues generated by sales under the Hybrid Program, less the aggregate amount of product returns under the Hybrid Program, during that annual period.

“Total Revenue Target” means, for each annual period, an amount equal to one hundred and eight percent (108%) of the Total Revenues for the immediately prior annual period.

2.	DISPOSABLE PRODUCTS

2.1       Products Covered by this Article.   The products covered by this Article are the Disposable Products. There are no volume or purchase commitments of any kind under this Article.

2.2       Grant of Distributorship; Exclusive Supplier.   Cardinal Health hereby appoints SRI as a non-exclusive distributor of the Disposable Products in the Territory and SRI accepts such grant for the term and on the conditions stated in this Agreement. Subject to the following sentence, during the term of this Agreement (a) SRI hereby appoints Cardinal Health as the exclusive supplier of the Disposable Products in the Territory and Cardinal Health accepts such appointment and (b) SRI shall not purchase Disposable Products from any party other than Cardinal Health without Cardinal Health’s prior written consent. Notwithstanding the foregoing sentence, if on any Measurement Date, the amount of Total Revenues for the annual period ending on the Measurement Date is less than the Total Revenue Target for such period, SRI may, upon prior written notice to Cardinal Health, elect that Cardinal Health shall be a non-exclusive supplier of the Disposable Products for use in the Hybrid Kits and SRI shall be permitted to purchase Disposable Products for use in the Hybrid Kits from any third party. For the avoidance of doubt, Cardinal Health shall, during the term of this Agreement, remain SRI’s exclusive supplier of the Disposable Products for sale to the SRI Legacy Customers regardless of the amount of Total Revenues. If the failure to satisfy the Total Revenue Target is a result of unforeseeable and extenuating circumstances (including significant market deterioration), SRI agrees that, prior to electing to purchase Disposable Products from any third party other than Cardinal Health, SRI shall first discuss its election with the Management Committee.

2.3	SRI Legacy Customer Pricing.

The price for each SRI Legacy Customer Disposable Product ordered by SRI shall be an amount that results in the Margin Percentage being equal to [***] percent ([***]%) for all orders made prior to February 24, 2010 and [***] percent ([***]%) thereafter. For purposes of this Agreement, the “Margin Percentage” shall be the quotient of (i) the difference between (A) the price charged to SRI’s customer for such Disposable Product (excluding any delivery or transportation fees charged to SRI customers) less (B) the price charged to SRI under this Agreement for such Disposable Product divided by (ii) the price charged to SRI’s customer for such Disposable Product (excluding any delivery or transportation fees). For the avoidance of doubt, revenue and billing charges to SRI’s Legacy Customers for SRI products, including without limitation reusable component products, instruments and service offerings, shall be excluded from the calculation of the Margin Percentage.

2.4      Labeling.   The Disposable Products shall be labeled with a co-branded label mutually agreed to by the parties and substantially in the form attached hereto as Annex A.

2.5      Delivery; Risk of Loss.   Title and risk of loss or damage to the Disposable Products pass to SRI as described in Exhibit B.

2.6      Shipping Discrepancies.   Unless agreed to by SRI in advance, Cardinal Health shall not deliver any partial orders. SRI will report any shipping discrepancies and/or damage caused during shipping as set forth in Exhibit B. In addition, SRI may refuse to accept, and may return to Cardinal Health per Exhibit B, at Cardinal Health’s risk, any Disposable Products that are shipped in error.

2.7      Inspection.   With respect to those Disposable Products manufactured by Cardinal Health, Cardinal Health shall permit SRI or its agents or representatives to inspect and observe finished Disposable Products in the process of manufacture, at any reasonable time during Cardinal Health’s normal business hours, and shall provide adequate space and facilities necessary for SRI’s agents or representatives to conduct an inspection or observation upon reasonable advance notice to Cardinal Health.

2.8      Nonconforming Products.   If SRI determines that a shipment of Disposable Product does not meet SRI’s Legacy Customer’s product specifications and/or SRI’s quality standards, SRI will use best efforts to furnish Cardinal Health with sufficient detail to enable Cardinal Health to establish the cause of such failure and corrective action. If SRI properly rejects any Disposable Products as nonconforming, Cardinal Health, at its sole cost and expense, as soon as practicable after the effective date of SRI’s notice of rejection, shall either (a) cause the rejected Disposable Products to conform or (b) deliver to SRI new Disposable Products that conform to the order. Cardinal Health acknowledges that Disposable Products are also subject to acceptance or rejection by SRI’s Legacy Customers, and will promptly following any SRI Legacy Customer’s rejection, (i) cause the rejected Disposable Products to conform or (ii) deliver to SRI new Disposable Products that conform to the order. Cardinal Health shall bear all costs and expenses associated with return shipments of nonconforming Disposable Products.

2.9      SRI’s Duties Regarding Disposable Products.   With respect to the Disposable Products, SRI shall:

  (a)       Submit its order for Disposable Products via an electronic data interchange (EDI) or Cardinal Health’s Web-based ordering system, such as www.Cardinal.com.

  (b)       Submit orders in accordance with Distribution Management Medical Products Manufacturing Ordering Instructions for SRI/Surgical Express, Inc., effective

November 26, 2008, a copy of which is attached herein as Exhibit B (the “SRI Ordering Instructions”).

(c)       Pay for such orders in accordance with the payment terms set forth herein. Terms of payment shall be [***]% 15, net 45 days. Cardinal Health retains the right to adjust SRI’s payment terms, as set forth in this Section 2.9(c), and/or place SRI on COD status if SRI has not made payments pursuant to Section 2.9(c); provided Cardinal Health delivers written notice of such nonpayment to SRI and SRI does not make payments within fifteen (15) calendar days of such notice. During the fifteen (15) day cure period, SRI’s daily purchases may not exceed the daily average of purchases for the previous three (3) month period. Disputed invoices in the ordinary course of business are not subject to the aforementioned payment default language during such time as such invoices remain in dispute per the terms of this Agreement.

(d)      Maintain complete and accurate records for such periods as may be required by applicable law, of all the Disposable Products sold by it.

(e)      Provide the staff it deems reasonably necessary to accept orders from the SRI Legacy Customers for Disposable Products and to provide other customer service support.

(f)      Provide billing, collection and related administrative services for SRI Legacy Customers purchasing Disposable Products through the SRI channel.

(g)      Reasonably assist Cardinal Health in carrying out any Recall at Cardinal Health’s request, cost and expense.

(h)      Communicate all complaints to Cardinal Health on Disposable Products in a timely fashion.

(i)      Make all claims for any discrepancies in unpaid invoices, rebate requests, or any other discrepancy resulting in receivable discrepancy in writing within one (1) year of the date of the discrepancy. Cardinal Health shall not be obligated to make payments for, or investigate claims which are dated more than one (1) year prior to SRI’s written claim or request for investigation.

(j)      Accept and implement a Continuous Replenishment Process (“CRP”) with Cardinal Health on purchase orders for all Cardinal Health Component Products, as described in Section 3, and Disposable Products as described in this Section 2, (i) on the date that is six (6) months after the Effective Date, or (ii) on the date that Cardinal Health certifies to SRI that Cardinal Health is able, and Cardinal Health is actually able to ship a maximum of three (3) weeks of current forecast, on a continuous basis, whichever is later. If SRI does not implement an operational CRP process on Disposable Products by the date set forth above and does not cure such failure within thirty (30) days after written notice from Cardinal Health, then Cardinal Health may charge SRI a handling fee of five percent (5%) on all orders of Cardinal Health Component and Disposable Products by SRI until such time as the CRP is implemented.

2.10      Cardinal Health’s Duties Regarding Disposable Products.   With respect to the Disposable Products, Cardinal Health shall:

(a)       Timely ship all Disposable Products F.O.B. destination to the SRI facilities designated by SRI in the applicable purchase order.

(b)       Within five (5) business days after receipt of customer purchase data from SRI at the end of each month, pay to SRI a tracing fee of [***]% of Cardinal Health’s gross revenues with respect to the Disposable Products.

(c)       Maintain 98% Disposable Product Fill Rate (as defined below) for Disposable Products. With respect to undershipments (i.e., the quantity of Disposable Products shipped to SRI is less than the amount that should have been shipped to SRI in accordance with SRI’s purchase order), “Disposable Product Fill Rate for undershipments” is defined as (i) the quantity of Disposable Products meeting the warranty requirements set forth in Section 4.1 actually shipped as set forth in SRI’s purchase order, divided by (ii) the quantity of Disposable Products that should have been shipped in accordance with that purchase order. With respect to overshipments (i.e., the quantity of Disposable Products shipped to SRI is greater than the amount that should have been shipped to SRI in accordance with SRI’s purchase order), “Disposable Product Fill Rate for overshipments” is defined as one (1) minus (i) (A) the quantity of Disposable Products meeting the warranty requirements set forth in Section 4.1 actually shipped less (B) the amount that should have been shipped in accordance with SRI’s purchase order, divided by (ii) the amount that should have shipped in accordance with SRI’s purchase order. For example, if the quantity set forth in SRI’s purchase order equals 60, Cardinal Health ships 70, the Disposable Product Fill Rate calculation for this shipment would be [1 – (70 - 60) / 60 = .833 or 83.3%]. The Disposable Product Fill Rate for undershipments and overshipments shall be measured separately for each Disposable Product described in a separate line item in SRI’s purchase order and shall not be measured on an aggregate basis for all Disposable Products shipped pursuant to SRI’s purchase order. SRI will measure the Disposable Product Fill Rate on a quarterly basis with respect to all of the purchase orders submitted by SRI to Cardinal Health for such calendar quarter. If Cardinal Health fails to meet the Disposable Product Fill Rate with respect to any calendar quarter and, after notice of such failure by SRI, fails to maintain the Disposable Product Fill Rate for the immediately following calendar quarter, SRI may invoice and collect from Cardinal Health an amount equal to 2% of the value of the Disposable Product for each 1% the Disposable Product Fill Rate was below 98% with respect to the purchase orders for any calendar quarter for which the Disposable Product Fill Rate was below 98%. SRI acknowledges that Cardinal Health’s ability to comply with the foregoing requirements depends on its monthly receipt of accurate and complete forecasts and ordering information from SRI via an electronic data interchange (EDI) or Cardinal Health’s Web-based ordering system, such as www.Cardinal.com, or other order process mutually agreed to by the parties. Both parties agree to work within the management review process as outlined in Section 9.4 to develop a mutually agreeable process for managing and tracking order fulfillment, including but not limited to addressing overshipments and undershipments.

(d)       Take all necessary action to comply with the applicable FDA and other federal, state and local requirements in connection with the manufacture, sale, distribution and provision of the Disposable Products. These obligations include without limitation compliance with the applicable sections of the Quality System Regulation (21 C.F.R. Part 820). Possess a Quality Assurance System that adheres to applicable laws, rules, and regulations, including without limitation the practices and regulations of the FDA (including without limitation the applicable sections of the current Quality System Regulations as expressed in 21 C.F.R. Part 820 and Pre-Market Notification Procedures of 21 C.F.R. Part 807, Subpart E).

(e)       Notify SRI and the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Disposable Products which are required to be so reported or that may render all or any of the Disposable Products in violation of a law or regulation, evaluating all complaints and responding to SRI in writing on the resolution of any complaints from SRI or its customers. SRI and Cardinal Health shall provide each other with any information it receives regarding such occurrences. Cardinal Health shall be responsible for evaluating all complaints and for responding to SRI in writing.

(f)       In the event that any defect in a Disposable Product or any regulatory or government action requires that all or part of a Disposable Product be recalled, destroyed, withheld from the market, or subjected to field corrective action (a “Recall”), Cardinal Health shall immediately notify SRI of the same and bear the entire responsibility of the Recall, at no cost to SRI, and shall reimburse SRI for all reasonable and direct costs associated with all Recalls, except those Recalls that result from negligence, or reckless disregard or the acts or omissions on the part of SRI or any of its employees.

(g)       Upon request, provide SRI with the following records for the Disposable Products: (i) product specifications; (ii) if the Disposable Products are not manufactured directly by Cardinal Health, the name and address of the actual manufacturer of the Disposable Products and the location(s) where the Disposable Products are manufactured; (iii) quality control specifications to include testing methods, sampling procedures, and acceptance levels; and (iv) sterilization records. To the extent that the Disposable Products are manufactured, assembled or labeled by Cardinal Health, Cardinal Health will not make any change in the manufacture, assembly, or labeling process of the Disposable Products which could affect the quality of the Disposable Products and/or the location where Disposable Products are manufactured without SRI’s prior written consent, which shall not be unreasonably withheld.

(h)       Provide primary sales support for the Disposable Products to SRI’s customers and timely respond to all requests from SRI’s customers relating to substitutions and expansions of the Disposable Products.

(i)       Cardinal Health shall actively work to increase the kit size and value of SRI’s disposable accessory pack business with the SRI Legacy Customers.

2.11       Obsolete Inventory.   Obsolete Inventory shall be handled as set forth in Exhibit B. In addition, SRI may request authorization to return Obsolete Inventory to Cardinal Health for a full refund. Such refund shall be made within thirty (30) days of such request. Cardinal Health shall provide a return authorization number or certificate of destruction to SRI, within ten (10) business days of such written request. Obsolete Inventory shall be returned to Cardinal Health freight collect, FOB shipping point and no restocking charges shall apply. Destruction of Obsolete Inventory will be at SRI’s expense.

2.12       Payments to GPOs.   SRI shall be responsible to continue to make any required payments to GPOs, if any, in connection with Disposable Products for SRI Legacy Customers.

3.	COMPONENT PRODUCTS

3.1       Products Covered by this Article.   The products covered by this Article are the Component Products. There are no volume or purchase commitments of any kind under this Article.

3.2       Grant of Distributorship; Marketing and Promotion.   Cardinal Health appoints SRI as the exclusive distributor of the Cardinal Health Components in Hybrid Kits to customers in the Territory, provided such Cardinal Health Components are only distributed as a part of the Hybrid Kits. SRI accepts such grant for the term and on the conditions stated in this Agreement. Cardinal Health will not directly or indirectly sell such Cardinal Health Components to customers in the Territory in Hybrid Kits during the term of this Agreement. In certain situations both parties may agree on alternatives on how Disposable Products and Cardinal Health Components can be delivered to Customers. SRI and Cardinal Health will engage in marketing and promotional activities as specified in Exhibit A to this Agreement. The parties will share marketing and promotional expenses as follows: SRI: 70%; Cardinal Health: 30%.

3.3       Customer Pricing of Cardinal Health Components.   Cardinal Health will suggest a price or range of prices for the Cardinal Health Components to be included in the Hybrid Kit for each Customer pursuant to each Customer Agreement and will work together with SRI to assist SRI as it sets such pricing. These prices may be different for each Customer, depending on market conditions and changes in the Component Products provided as part of each Hybrid Kit. The parties shall not add charges of any kind without discussion with the Operating Committee, including charges for packaging, labeling, taxes, storage, insurance, boxing, crating or shipping. For the avoidance of doubt, SRI may charge a delivery fee to Customers and SRI will be responsible for setting the final price for the Cardinal Health Components to each Customer.

3.4       Purchase Price and Payment Terms of Cardinal Health Components by SRI.   For the Cardinal Health Components:

(a)       Cardinal Health shall provide the Cardinal Health Components to SRI in exchange for the amount equal to the product of (A) [***] multiplied by (B) the price of the Cardinal Health Components (as determined pursuant to Section 3.3).

For example, if the Customer’s price for the Cardinal Health Component included as part of a Hybrid Kit is $140.00, then SRI shall pay to Cardinal Health an amount of $[***] in exchange for the Cardinal Health Components.

  (b)       Terms of payment of the amount set forth in Section 3.4(a) shall be [***]% 60 days net 75 days from date of invoice. Cardinal Health retains the right to adjust SRI’s payment terms to the extent set forth in this Section 3.4(b), and/or place SRI on COD status if SRI has not made payments pursuant to Section 3.4; provided Cardinal Health delivers written notice of such nonpayment to SRI and SRI does not make payments within fifteen (15) calendar days of such notice. During the fifteen (15) day cure period, SRI’s daily purchases may not exceed the daily average of purchases for the previous three (3) month period. Disputed invoices in the ordinary course of business are not subject to the aforementioned payment default language during such time as such invoices remain in dispute per the terms of this Agreement.

3.5       Obsolete Inventory.   Obsolete Inventory shall be handled as set forth in Exhibit B. In addition, SRI may request authorization to return Obsolete Inventory to Cardinal Health for a full refund. Such refund shall be made within thirty (30) days of such request. Cardinal Health shall provide a return authorization number or certificate of destruction to SRI, within ten (10) business days of such written request. Obsolete Inventory will be returned to Cardinal Health freight collect, FOB shipping point and no restocking charges shall apply. Destruction of obsolete inventory will be at SRI’s expense.

3.6       Customer Agreements.   SRI or Cardinal Health shall evidence supply arrangements with the Customers with Customer Agreements

3.7       Customer Service.   With respect to each Customer, SRI shall be primarily responsible for providing collection and related administrative services for such Customer, including receiving Customer service requests and complaints. If such requests or complaints primarily relate to the Cardinal Health Components, SRI shall notify Cardinal Health of such requests or complaints. Each party shall use its reasonable efforts to resolve and respond to any Customer request or complaint that is primarily related to its products or services.

3.8       Delivery; Risk of Loss.   Title and risk of loss or damage to the Cardinal Health Components shall pass to SRI as described in Exhibit B.

3.9       Shipping Discrepancies.   Unless agreed to by SRI in advance, Cardinal Health shall not deliver any partial orders. SRI will report any shipping discrepancies and/or damage caused during shipping as set forth in Exhibit B. In addition, SRI may refuse to accept, and may return to Cardinal Health per Exhibit B, freight collect, at Cardinal Health’s risk, any Cardinal Health Components shipped in error.

3.10       Inspection.   With respect to those Cardinal Health Components manufactured by Cardinal Health, Cardinal Health shall permit SRI or its agents or representatives to inspect and observe finished Cardinal Health Components in the process of manufacture, at any reasonable time during Cardinal Health’s normal business hours, and shall provide adequate space and facilities necessary for SRI’s agents or representatives to conduct an inspection or observation upon reasonable advance notice to Cardinal Health.

3.11      Nonconforming Products.   If SRI determines that a shipment of Cardinal Health Components does not meet the Customer’s product specification and/or SRI’s quality standards, SRI will use best efforts to furnish Cardinal Health with sufficient detail to enable Cardinal Health to establish the cause of such failure and corrective action. If SRI properly rejects any Cardinal Health Components as nonconforming, Cardinal Health, at its sole cost and expense, as soon as practicable after the effective date of SRI’s notice of rejection, shall either (a) cause the rejected Cardinal Health Components to conform or (b) deliver to SRI new Cardinal Health Components that conform to the order. Cardinal Health acknowledges that Cardinal Health Components are also subject to acceptance or rejection by Customers, and will promptly, following any Customer rejection, (i) cause the rejected Cardinal Health Components to conform or (ii) deliver to SRI new Cardinal Health Components that conform to the order. Cardinal Health shall bear all costs and expenses associated with return shipments of nonconforming Cardinal Health Components.

3.12      SRI’s Duties Regarding the SRI Components and Cardinal Health Components.   With respect to the SRI Components and Cardinal Health Components, SRI shall:

(a)       Submit its order for Cardinal Health Components via an electronic data interchange (EDI) or Cardinal Health’s Web-based ordering system, such as www.Cardinal.com, or other order process mutually agreed to by the parties.

(b)       Submit orders for Cardinal Health Components in accordance with Distribution Management Medical Products Manufacturing Ordering Instructions for SRI/Surgical Express, Inc. effective November 26, 2008, a copy of which is attached herein as Exhibit B.

(c)       Maintain 98% SRI Component Fill Rate (as defined below) for SRI Components. “SRI Component Fill Rate” is defined as (i) the quantity of the SRI Components meeting the warranty requirements set forth in Section 4.1 actually delivered to the Customer as of the delivery date set forth in the applicable Customer Agreement divided by (ii) the quantity of SRI Components that should have been delivered by SRI to the Customer in accordance with the applicable Customer Agreement. Cardinal Health will measure the SRI Component Fill Rate on a quarterly basis with respect to all of Hybrid Kits delivered to Customers for such calendar quarter. If SRI fails to meet the SRI Component Fill Rate with respect to any calendar quarter and, after notice of such failure by Cardinal Health, fails to maintain the SRI Component Fill Rate for the immediately following calendar quarter, Cardinal Health may invoice and collect from SRI an amount equal to 2% of the value of the SRI Components for each 1% the SRI Component Fill Rate was below 98% with respect to the Hybrid Kits delivered for any calendar quarter for which the SRI Component Fill Rate was below 98%. Cardinal Health acknowledges that SRI’s ability to comply with the foregoing requirements depends on its timely receipt of the Cardinal Health Components which depends on Cardinal Health receiving monthly accurate and complete forecasts and ordering information from SRI via an electronic data interchange (EDI) or Cardinal Health’s Web-based ordering system, such as www.Cardinal.com. or other mutually agreed-upon order process. Both parties agree to work within the management review process as outlined in Section 9.4 to develop a mutually agreeable process for managing and tracking order fulfillment.

(d)       Maintain complete and accurate records for such periods as may be required by applicable law, of all the SRI Components and Cardinal Health Components sold as part of the Hybrid Kits.

(e)       Notify Cardinal Health and the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the SRI Components which are required to be so reported or that may render all or any of the SRI Components in violation of a law or regulation, evaluating all complaints and responding to Cardinal Health in writing on the resolution of any complaints from Cardinal Health or its customers. SRI and Cardinal Health shall provide each other with any information it receives regarding such occurrences. SRI shall be responsible for evaluating all complaints relating to the SRI Components and for responding to Cardinal Health in writing.

(f)       In the event that any defect in a SRI Component or any regulatory or government action requires that all or part of a SRI Component be recalled, destroyed, withheld from the market, or be subjected to a Recall, SRI shall immediately notify Cardinal Health of the same and bear the entire responsibility of the Recall, at no cost to Cardinal Health, and shall reimburse Cardinal Health for all reasonable and direct costs associated with all Recalls, except those Recalls that result from negligence or reckless disregard or the acts or omissions on the part of Cardinal Health or any of its employees.

(g)       Upon request, provide Cardinal Health with the following records for the SRI Components: (i) product specifications; (ii) if the SRI Components are not manufactured directly by SRI, the name and address of the actual manufacturer of the SRI Components and the location(s) where the SRI Components are manufactured; (iii) quality control specifications to include testing methods, sampling procedures, and acceptance levels; and (iv) sterilization records. To the extent that the SRI Components are manufactured, assembled or labeled by SRI, SRI will not make any change in the manufacture, assembly, or labeling process of the SRI Components which could affect the quality of the SRI Components and/or the location where SRI Components are manufactured without Cardinal Health’s prior written consent, which shall not be unreasonably withheld.

(h)       Make all claims for any discrepancies in unpaid invoices, rebate requests, or any other discrepancy resulting in receivable discrepancy in writing within one (1) year of the date of the discrepancy. Cardinal Health shall not be obligated to make payments for, or investigate claims which are dated more than one (1) year prior to SRI’s written claim or request for investigation.

(i)       Provide to Cardinal Health on a monthly basis, within five (5) days after the end of each month, a report showing sales of each Component Product to each Customer during the prior month and such other information as may be reasonably necessary for the administration of this Agreement, such as a rolling 90 day forecast. The reports shall be provided in an electronic data interchange format agreed upon by both SRI and Cardinal Health.

(j)       Provide prompt and effective customer service with regard to the SRI Components.

(k)       Comply with Cardinal Health’s then current returned goods policy as detailed in Ordering Instructions for SRI/Surgical Express, Inc., attached hereto as Exhibit B.

(l)       Accept and implement a Continuous Replenishment Process (“CRP”) with Cardinal Health on purchase orders for all Cardinal Health Components as described in this Section 3, (i) on the date that is six (6) months after the Effective Date, or (ii) on the date that Cardinal Health is able to ship a maximum of three (3) weeks of current forecast, on a continuous basis, whichever is later. If SRI does not implement an operational CRP process on Cardinal Health Components by the date set forth above and does not cure such failure within thirty (30) days after written notice from Cardinal Health, then Cardinal Health may charge SRI a handling fee of five percent (5%) on all orders of Cardinal Health Components by SRI until such time as the CRP process is in place.

(m)       Compensate Cardinal Health for the SRI Components included in Hybrid Kits at a rate and using a process to be determined by the Operating Committee.

3.13      Cardinal Health’s Duties Regarding Cardinal Health Components.   With respect to the Cardinal Health Components, Cardinal Health shall:

(a)       Timely ship all Cardinal Health Components F.O.B. destination to the SRI facilities designated by SRI in the applicable purchase order.

(b)       Maintain 98% Component Fill Rate (as defined below) for Cardinal Health Components. With respect to undershipments (i.e., the quantity of Cardinal Health Components shipped to SRI is less than the amount that should have been shipped to SRI in accordance with SRI’s purchase order), “Component Fill Rate for undershipments” is defined as (i) the quantity of Cardinal Health Components meeting the warranty requirements set forth in Section 4.1 actually shipped to SRI as set forth in SRI’s purchase order (ii) divided by the quantity of Cardinal Health Components that should have been shipped in accordance with SRI’s purchase order. With respect to overshipments (i.e., the quantity of Cardinal Health Components shipped to SRI is greater than the amount that should have been shipped to SRI in accordance with SRI’s purchase order), “Component Fill Rate for overshipments” is defined as one (1) less (i) (A) the quantity of Cardinal Health Components meeting the warranty requirements set forth in Section 4.1 actually shipped less (B) the amount that should have been shipped, divided by (ii) the amount that should have shipped in accordance with SRI’s purchase order. For example, if the quantity set forth in SRI’s purchase order equals 60, Cardinal Health ships 70, the Component Fill Rate calculation for this shipment would be [1 – (70 - 60) / 60 = .833 or 83.3%]. The Component Fill Rate for undershipments and overshipments shall be measured separately for each Cardinal Health Component described in a separate line item in SRI’s purchase order and shall not be measured on an aggregate basis for all Cardinal Health Components shipped pursuant to SRI’s purchase order. SRI will measure the Component Fill Rate on a quarterly basis with respect to all of the purchase orders SRI submits to Cardinal Health for such calendar quarter. If Cardinal Health fails to meet the Component Fill Rate with respect to any calendar quarter and, after notice of such failure by SRI, fails to maintain the Component Fill Rate for the immediately following calendar quarter, SRI may invoice and collect from Cardinal Health an amount equal to 2% of the value of the Cardinal Health Components for each 1% the Component Fill Rate was below 98% with respect to the purchase orders for any calendar quarter for which the Component Fill Rate was below 98%. SRI acknowledges that Cardinal Health’s ability to comply with the foregoing requirements depends on its monthly receipt of accurate and complete forecasts and ordering via an electronic data interchange (EDI) or Cardinal Health’s Web-based ordering system, such as www.Cardinal.com. or other mutually agreed-upon order process. Both parties agree to work within the management review process as outlined in Section 9.4 to develop a mutually agreeable process for managing and tracking order fulfillment, including but not limited to addressing overshipments and undershipments.

(c)       Take all necessary action to comply with the applicable FDA and other federal, state and local requirements in connection with the manufacture, sale, distribution and provision of the Cardinal Health Components. These obligations include without limitation compliance with the applicable sections of the Quality System Regulation (21 C.F.R. Part 820). Cardinal Health shall possess a Quality Assurance System that adheres to applicable laws, rules, and regulations, including without limitation the practices and regulations of the FDA (including without limitation the applicable sections of the current Quality System Regulations as expressed in 21 C.F.R. Part 820 and Pre-Market Notification Procedures of 21 C.F.R. Part 807, Subpart E).

(d)       Notify SRI and the appropriate federal, state and local authorities of any customer complaints or other occurrences regarding the Cardinal Health Components which are required to be so reported or that may render all or any of the Cardinal Health Components in violation of a law or regulation, evaluating all complaints and responding to SRI in writing on the resolution of any complaints from SRI or its customers. SRI and Cardinal Health shall provide each other with any information it receives regarding such occurrences. Cardinal Health shall be responsible for evaluating all complaints and for responding to SRI in writing within thirty (30) calendar days following notification. If the investigation prevents a response within thirty (30) days, Cardinal Health will provide an interim communication indicating the investigation is ongoing and a projected resolution date.

(e)       In the event that any defect in a Cardinal Health Component or any regulatory or government action requires that all or part of a Component be recalled, destroyed, withheld from the market, or be subjected to a Recall, Cardinal Health shall immediately notify SRI of the same and bear the entire responsibility of the Recall, at no cost to SRI, and shall reimburse SRI for all reasonable and direct costs associated with all

Recalls, except those Recalls that result from negligence or reckless disregard or the acts or omissions on the part of SRI or any of its employees.

(f)       Upon request, provide SRI with the following records for the Cardinal Health Components: (i) product specifications; (ii) approved device master record (“DMR”); (iii) DMR change/revision history; (iv) if the Cardinal Health Components are not manufactured directly by Cardinal Health, the name and address of the actual manufacturer of the Cardinal Health Components and the location(s) where the Cardinal Health Components are manufactured; (v) quality control specifications to include testing methods, sampling procedures, and acceptance levels; and (vi) sterilization records. To the extent that the Cardinal Health Components are manufactured, assembled or labeled by Cardinal Health, Cardinal Health will not make any change in the manufacture, assembly, or labeling process of the Cardinal Health Components which could affect the quality of the Cardinal Health Components and/or the location where Cardinal Health Components are manufactured without SRI’s prior written consent, which shall not be unreasonably withheld.

(g)       Make all claims for any discrepancies in unpaid invoices, rebate requests, or any other discrepancy resulting in receivable discrepancy in writing within one (1) year of the date of the discrepancy. SRI shall not be obligated to make payments for, or investigate claims which are dated more than one (1) year prior to Cardinal Health’s written claim or request for investigation.

(h)       Within five (5) business days after receipt of customer purchase data from SRI at the end of each month, pay to SRI (i) a tracing fee of [***]% of Cardinal Health’s gross revenues, with respect to the Cardinal Health Components, and (ii) a rebate of [***]% of gross revenues from the Cardinal Health Components.

3.14      Cash Incentive.   To assist SRI in funding marketing and transition expenses, including but not limited to, the opening of depots in the territories not served by SRI as of the Original Effective Date, the hiring of one sales vice president, eight account executives and other sales and marketing personnel to support the Hybrid Program, the cost of closing the disposable assembly plant, the cost of development of new marketing collateral and advertising, and the cost to purchase and implement EDI applications to support the requirements under the Agreement, Cardinal Health shall pay to SRI the amount of $1,250,000 in cash, payable $1,000,000 on January 2, 2009, and $250,000 on January 4, 2010.

3.15      Other Obligations.   Cardinal Health and SRI shall evaluate opportunities to capitalize on the SRI operating room delivery expertise in the following areas: (a) delivery of other Cardinal Health products and (b) inclusion of instrument and instrument processing as an adjunct to the Cardinal Health PBDS program. Further, Cardinal Health and SRI shall use reasonable efforts to create benefit to SRI from the Cardinal/Presource’s national group purchasing organization relationships.

3.16      Payments to GPOs.   For sales of the Hybrid Kits, Cardinal Health will be responsible to make payments to GPOs, if any, with respect to the Cardinal Health Components,

and SRI will be responsible to make payments to GPOs, if any, with respect to the SRI Components.

4.	WARRANTIES AND INDEMNIFICATION

4.1       Warranties.   The parties will be providing products that constitute separate components of the Hybrid Kits and Disposable Products. Each party desires to clearly identify its warranty responsibilities for its products and to indemnify the other party for liabilities that arise from its products used by the Customers. These warranties and covenants are intended solely for the benefit of the other party. Nothing in this section expands a party’s warranty or indemnity responsibility to the Customers or any other person not a party to this Agreement.

Each party warrants and represents to the other party as of the Original Effective Date and for the term of this Agreement, as follows:

(a)       It has full authority to enter into this Agreement and carry out its obligations under this Agreement, and further that this Agreement is not inconsistent with and will not violate any contractual arrangement or other legal obligation of the party.

(b)       It has the legally enforceable right to use all technology associated with its products and services, whether patented or unpatented, and that the use of this technology does not violate any agreement, instrument or understanding, oral or written, to which it is a party.

(c)       It is the sole and exclusive owner of its products and services, and those products and services do not incorporate or infringe upon any copyright, patent, trademark, service mark, trade name, idea, process, know-how, development, invention, technology, or any other form of intellectual property (collectively “Intellectual Property”) that it does not own or license.

(d)       Its disposable products, if any, delivered to the Customers pursuant to this Agreement will be of good, and merchantable quality, not adulterated, and will conform to and perform in accordance with specifications, fit for their particular purpose, and free from all defects in material and workmanship.

(e)       Its reusable products, if any, will be of good quality and will conform to and perform the functions intended for them.

(f)       Its products delivered to the Customers pursuant to this Agreement will be manufactured in compliance with applicable local, state and federal laws and regulations, including without limitation those of the FDA, and have all applicable 510(k) and other approvals.

(g)       Its services under this Agreement will be performed with the standards of care, skill, and diligence normally provided by professionals or experts in the performance of those services or similar services and in a lawful manner and in compliance with applicable federal, state and local laws and regulations including without limitation those of the FDA.

(h)       Its conduct will preserve, protect, enhance, and maintain the trade, business, and goodwill of the other party and not be inimical or in any way contrary to the best interests of the other party.

(i)       Its warranty does not apply to any nonconformity or defect caused by (i) operation of any product in excess of its rated or specified limits or capabilities; (ii) misuse, abuse or negligent operation; or (iii) unauthorized product modification.

These warranties address current and future performance and apply for as long as the applicable products are in use. Disclaimers of any other express or implied warranties contained in or arising under this Agreement or otherwise will not be deemed to be a disclaimer of this warranty.

Each party shall promptly notify the other party of any of its violations of the foregoing warranties of which it has knowledge or which are asserted by a Customer or a third party.

The representations and warranties set forth in this Section 4.1 are the sole and exclusive representations and warranties made by each party to the other and neither party makes any other representations, warranties or guarantees, including any implied warranties, of any kind whatsoever.

4.2       Indemnification.

(a)       Generally.   Each party shall indemnify the other party, its successors and permitted assigns, and any of its officers, directors, employees, representatives, and/or agents, and hold them harmless from all costs, loss, claims, damage, expense, liabilities, and judgments (including premiums for bonds, fees for experts and investigators, and all legal fees, costs, and expenses incurred before a lawsuit is filed in regulatory or trial, appellate, bankruptcy and judgment execution proceeding) incurred by the other party because of the indemnifying party’s breach of warranty, failure to comply with this Agreement, willful misconduct, or negligent acts or omissions. Notwithstanding the foregoing, SRI’s indemnity obligations in this Agreement shall also flow to Cardinal Health’s parent company, Cardinal Health, Inc.

(b)       Infringement Indemnification.   Should any aspect of a party’s products and services become the subject of an Intellectual Property infringement claim, action, or proceeding, the party shall, at its expense and the other party’s option, (i) obtain a license that would permit the other party and all affected Customers to exercise those rights granted to them under this Agreement or under Customer Agreements, as the case may be, or (ii) modify the allegedly infringing products to render them non-infringing. In addition, the claimed Intellectual Property infringement will be a claim subject to indemnification under Section 4.2(a).

(c)       Product Liability and Other Damage Indemnity.   The claims subject to indemnity under Section 4.2(a) will include (i) a defect or alleged defect in the products and services provided by the indemnifying party under a Customer Agreement, including without limitation defects relating to manufacturing, improper testing, design, quality of service, or any breach of warranty regarding the products and services or any component of them, (ii) misrepresentations made by the indemnifying party in connection with the promotion, marketing, sale, distribution, use, safety, or efficacy of the products and services based upon information supplied by the indemnifying party, (iii) the content of any labeling, inserts, instruction manuals, or advertising supplied or compiled by the indemnifying party, or (iv) any Recall taken with respect to an indemnifying party’s products and services.

4.3       Liability Limitation.   Except as set forth in Section 4.2, each party acknowledges and agrees that the other party shall not be responsible for any indirect, incidental, consequential or special damages of any kind (including without limitation loss of profits or loss of use) arising from the sale or other distribution of products and services under this Agreement, whether asserted in contract, tort (including negligence and strict product liability), or otherwise. Cardinal Health will not be responsible for loss of or damage to the Disposable Products or Cardinal Health Components following delivery to SRI.

5.	INSURANCE

Commencing with the Original Effective Date and until the expiration of the most remote statute of limitations for any claim that might arise under this Agreement, each party shall maintain at its own expense comprehensive general liability insurance for bodily injury, death and/or property damage (including coverages for product liability, completed operations, contractual liability and personal injury liability) in the amount of Two Million Dollars ($2,000,000) for any damages resulting from its acts or omissions, or its employees or agents under this Agreement. In addition, each party shall maintain during this same period Workers’ Compensation insurance in such amount(s) that are required by law, together with automobile liability insurance with minimum coverages of One Million Dollars ($1,000,000). The parties shall cause these policies to name the other party as an additional insured. Each party shall furnish to the other party certificates or other evidence of these policies on execution of this Agreement endeavor to provide the other party with thirty (30) days’ prior written notice of any termination or cancellation of any of these policies. Both parties acknowledge that Cardinal Health may self-insure all or a portion of the above requirements.

6.	REGULATORY MATTERS

6.1       Regulatory Compliance.   Each party shall take all necessary action to comply with applicable FDA and other federal, state and local requirements in connection with the manufacture, sale, distribution and provision of its products and its furnishing of services under this Agreement. These obligations include without limitation compliance with the applicable sections of the Quality System Regulation (21 C.F.R. Part 820). Each party shall possess a Quality Assurance System that adheres to applicable laws, rules, and regulations, including without limitation the practices and regulations of the FDA (including without limitation the applicable sections of the current Quality System Regulations as expressed in 21 C.F.R. Part 820 and Pre-Market Notification Procedures of 21 C.F.R. Part 807, Subpart E).

6.2       Notification of Defects.   Each party shall promptly notify the other party via telecopy and in writing should it become aware, through a Customer complaint or otherwise, of any defect or condition which may render all or any component part of the Hybrid Program in violation of a law or regulation.

6.3       Recalls and Field Corrective Actions.   In the event that any defect in a Hybrid Kit or any regulatory or government action requires that all or part of the Hybrid Kit be subjected to a Recall, the party that originated the affected product or service shall immediately notify the other party of the same and bear the entire responsibility of the Recall, at no cost to the other party. The other party shall reasonably assist the originating party in carrying out the Recall at the originating party’s request, cost, and expense.

6.4       Complaints.  Each party shall forward complaints regarding the Hybrid Program to the other party. The party originating the applicable product shall conduct a complete and documented investigation and shall fully resolve such complaints in accordance with the requirements for complaint handling as promulgated by the FDA in the then current published Quality System Requirements (21 C.F.R. Part 820) or any other applicable law, rule, or regulation. Each party shall make reasonable efforts to assure that its complaint investigations are performed and completed promptly within thirty (30) days from its receipt of the complaint, and to the extent that a party will not complete its investigation within that time period, the party shall furnish a written explanation of the delay to the other party. If as a result of an investigation, a change in a Hybrid Kit is necessary, the responsible party shall perform, document, and validate the change and provide the information to the other party at no charge. Each party shall notify the other party immediately of any claims that it receives of defects in its products or services that constitute part of the Hybrid Kit. If a party is presented with a possible Medical Device Report (“MDR”) event involving the provision of or failure to provide a component of a Hybrid Kit, the party originating the applicable product shall bear the responsibility for evaluation and, if necessary, submission of all information required under the applicable MDR Regulation, as set forth in 21 C.F.R. Part 803. Prior to any such submission, the responsible party shall provide the other party with a complete copy of the MDR and any other information to be submitted by responsible party to the FDA, for the other party’s review and approval.

6.5       Audits.   Each party shall have the right (at its own expense) to perform a commercially reasonable audit of the other party’s compliance with applicable FDA rules and regulations (including without limitation the applicable sections of the then-current published Quality System Requirements (21 C.F.R. Part 820) and MDR Regulations (21 C.F.R. Part 803)) and any other applicable laws, rules, and/or regulations with respect to a Hybrid Kit and associated services during normal business hours, with reasonable prior written notice to the applicable party and subject to Section 8. At a minimum, (i) the party’s facility being audited must be operational during the audit, (ii) the auditing party must receive access to the batch history records and sterilization records of audited party’s products and services used in the Hybrid Kit, and (iii) the auditing party must be permitted to conduct audits of the other party which comply with the applicable sections of the then-current published Quality System

Requirements (21 C.F.R. Part 820) and any other applicable laws, rules, and regulations. The parties shall cooperate with each other to arrange such visits at mutually convenient times. In addition, a party’s personnel may periodically travel to the other party’s facilities to observe testing and validation activities, receive information with respect thereto (subject to Section 8), and ensure that products and services are being tested in accordance with established practices.

7.	TERM AND TERMINATION

7.1       Term.   This Agreement will be for an initial term of five (5) years (commencing on the Original Effective Date) or until earlier terminated by a party in accordance with this section, provided that all rights and obligations accrued by the expiration or termination date will survive the expiration or termination of this Agreement. The term shall renew for successive one (1) year terms thereafter unless either party provides notice of non-renewal at least one hundred twenty (120) days prior to the expiration of the then current term.

7.2      Termination.

  (a)          This Agreement may be terminated by either party immediately on notice if:

                (i)       The other party fails to make payments when due to the terminating party within 10 days after written notice or neglects or fails to perform or observe any of its other material obligations under this Agreement (including recurring quality or service problems), unless the condition is remedied within 30 days after written notice has been given to the party.

                (ii)       The other party makes an assignment for the benefit of creditors or a petition under the bankruptcy code is filed by or against the other party (if an involuntary petition, the petition is not dismissed within 60 days after it is filed) or a receiver is appointed for the business of the other party.

                (iii)       The other party ceases doing business as a going concern or attempts to transfer or assign this Agreement in a manner that is not permitted.

                (iv)       The other party or its officer commits any acts that are dishonest or fraudulent with respect to the parties’ relationship under this Agreement or that materially adversely affects the ability to perform of the terminating party. The terminating party shall give 30 days’ advance notice of any condition that materially adversely affects the other party’s ability to perform.

  (b)           This Agreement may be terminated by SRI immediately on notice if a Change of Control occurs.

7.3      Effect of Termination.   Upon expiration or earlier termination of this Agreement, no party shall have any further responsibilities or obligations to the other party, except for its obligations under Sections 4 and 8 of this Agreement (or other obligations that expressly survive the termination of this Agreement) and as follows:

(a)       With respect to each Customer Agreement that is in effect as of the date of the termination of this Agreement, Cardinal Health shall continue to supply the Cardinal Health Components to SRI non-exclusively in accordance with the terms of this Agreement until the expiration or earlier termination of such Customer Agreements; provided, that SRI shall provide to Cardinal Health a list of all applicable Customer Agreements and their termination dates within thirty (30) days of the termination of this Agreement.

(b)       With respect to each Customer Agreement that is in effect as of the date of the termination of this Agreement, SRI agrees to continue to supply the SRI Components to Cardinal Health non-exclusively in accordance with the terms of this Agreement until the expiration or earlier termination of such Customer Agreements; provided, that Cardinal Health shall provide to SRI a list of all applicable Customer Agreements and their termination dates within thirty (30) days of the termination of this Agreement.

(c)       In the event SRI terminates this Agreement pursuant to Section 7.2(b), SRI shall, within five (5) business days of termination of this Agreement, pay to Cardinal Health a termination fee in the amount of one million two hundred and fifty thousand dollars $1,250,000) (the “Termination Fee”) if termination occurs during the first twelve (12) months after the Original Effective Date, and if termination occurs more than twelve (12) months after the Original Effective Date, the Termination Fee shall be prorated in equal amounts over the remaining 48 months (for example, if the Agreement is terminated in the 36th month after the Original Effective Date, SRI shall pay to Cardinal Health a Termination Fee in the amount of $625,000). Except as set forth in this Section 7.3, SRI shall have no further liability to Cardinal Health with respect to this Agreement or the transactions contemplated by this Agreement.

Notwithstanding anything to the contrary set forth above, the terminating party shall have the option at any time after the expiration or earlier termination of this Agreement to replace the other party as the supplier of the disposable or reusable component products used in the Hybrid Kits, if the other party fails to perform its obligations to supply its component parts to the Customers as required above.

8.	CONFIDENTIALITY; PUBLICITY

8.1       Restricted Information.   During the term of this Agreement, the parties might furnish or make available to the other party proprietary or confidential information regarding their businesses and affairs, including without limitation confidential information pertaining to their products, services, customers, technology, and business operations that is designated by name, trademark, or other appropriate text to be proprietary or confidential in nature (“Restricted Information”). All Restricted Information furnished or made available to the other party during the term of this Agreement, however and whenever acquired during the term hereof, shall remain the property of the party furnishing the information. Each party shall treat the Restricted Information as strictly confidential, shall use it solely for the purposes contemplated by this Agreement, and shall not reveal, divulge, disclose, or duplicate any Restricted Information without the other party’s written consent, except for the party’s employees who need to know the information for purposes of carrying out the purposes of this Agreement. However, the party receiving the Restricted Information shall direct its employees who have access to the Restricted Information to treat it as strictly confidential, and shall indemnify the other party and hold it harmless from, any damage resulting from a breach of confidentiality caused by any of its employees. Each party shall return to the other party at the expiration of this Agreement, all Restricted Information that it received from the other party. Each party’s specifications for its products and services are its exclusive property. The confidentiality restrictions defined in this paragraph shall remain in effect for twenty (24) months beyond termination of the Agreement.

8.2       Confidential Terms of this Agreement.   Each party shall treat the Margin Percentages contemplated by Section 2.3, the amounts payable to Cardinal Health by SRI pursuant to Section 3.4(a), the fee amounts in Section 3.13(h), and the amounts payable to Cardinal Health and SRI (and the components thereof) pursuant to Section 9.3(b) as strictly confidential and shall not disclose such information to any third party, except as required by applicable law or by any governmental agency.

8.3       Publicity.   Neither party will make any press release or other public announcement regarding this Agreement without the other party’s express prior written consent, except as required under applicable law or by any governmental agency, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public announcement prior to issuing the press release or making the public announcement.

9.	MISCELLANEOUS

9.1       Relationship of the Parties.   Neither party to this Agreement is an agent, partner, or legal representative of the other for any purpose, and neither party is authorized to assume or create, in writing or otherwise, an obligation of any kind in the name or on behalf of the other party. This Agreement is not to be construed to create a financial interest in the other party’s business or to constitute a partnership or joint venture between the parties. This Agreement is for the benefit of its parties only, and no third party is a beneficiary of it.

9.2       Management Committee.   The parties shall establish a management committee (the “Management Committee”) to oversee the strategic marketing relationship relating to the Hybrid Program that may arise during the term of this Agreement. The Management Committee shall consist of the senior executive of each party and one other executive from each party. The Management Committee shall meet (via telephone or otherwise) frequently and upon request to discuss the progress, results, and resolve any conflicts of the Hybrid Program.

9.3       Operating Committee.

(a)       The parties shall establish an operating committee (the “Operating Committee”) to handle any day-to-day matters relating to the Hybrid Program that may arise during the term of this Agreement, including without limitation the reviewing of (i) the terms of Customer Agreements, (ii) each recommended Hybrid Kit price for each Customer (which shall be determined on a Customer-by-Customer basis), (iii) the costs of Cardinal Health Components and SRI Components, and (iv) the reconciliation of the profit of Hybrid kits sold pursuant to Section 9.3(b). The Operating Committee shall consist of one Vice President of Sales (or equivalent member of senior management), one added marketing executive appointed by each party, and one Vice President of Finance (or a finance member designated by senior management). The Operating Committee shall meet (via telephone or otherwise) frequently and upon request to discuss the day-to-day operations and resolve any conflicts of the Hybrid Program.

(b)       As part of a quarterly reconciliation process, the parties will compare the amount to which Cardinal Health is entitled pursuant to Section 9.3(b)(i) to the amount paid by SRI for Cardinal Health Components pursuant to Section 3.4(a) to ensure each party receives the amount to which such party is entitled pursuant to Sections 9.3(b)(i) and 9.3(b)(ii), as applicable. For each Hybrid Kit sold to a Customer,

(i)       Cardinal Health shall be entitled to receive an amount equal to the product of (A) [***] multiplied by (B) the price of the Hybrid Kit (as determined by SRI pursuant to Section 3.3 and billed to the Customer) multiplied by (C) the quotient of (1) the aggregate cost (as approved by the Operating Committee in accordance with Section 9.3(a) above) of the Cardinal Health Components used in such Hybrid Kit divided by (2) the aggregate cost (as approved by the Operating Committee in accordance with Section 9.3(a) above) of all component products used in such Hybrid Kit; and

(ii)       SRI shall be entitled to receive an amount equal to the difference between (A) the price of the Hybrid Kit (as determined by SRI pursuant to Section 3.3 and billed to the Customer) less (B) the amount payable to Cardinal Health pursuant to Section 9.3(b)(i).

For example, if the parties sell to a Customer a Hybrid Kit having a total component cost of $100 (comprised of Cardinal Health Components with a cost of $70 and SRI Components with a cost of $30) for a price of $200, Cardinal Health shall be entitled to receive $[***] and SRI shall be entitled to receive $[***].

If the amount paid by SRI to Cardinal Health pursuant to Section 3.4(a) during any quarter exceeds the amount payable pursuant to Section 9.3(b)(i), Cardinal Health shall promptly pay to SRI such excess amount. If the amount paid by SRI to Cardinal Health pursuant to Section 3.4(a) during any quarter is less than the amount payable pursuant to Section 9.3(b)(i), SRI shall promptly pay to Cardinal Health such shortfall amount. For the avoidance of doubt, each party shall be responsible for all sale commissions payable to such party’s sales personnel.

9.4       Management Business Reviews.   The parties commit to conducting a management business review (“MBR”) a minimum of twice per Agreement Year for the purpose of reviewing each party’s fulfillment of commitments outlined in this Agreement, at times mutually agreed upon. The MBR would include, but is not limited to, a review of Total Revenues, performance to Total Revenue Target, product quality, fulfillment rates, and process related to the flow of information and data between the parties for the purpose of executing this Agreement (including a review of the accuracy of such information and data), as well as other topics agreed upon by both parties. Both parties would be responsible for identifying the specific individuals who would participate in the MBRs, which could include representatives from finance, marketing, sales, operations, and quality, as well as others deemed appropriate by each party.

9.5       Record-Keeping and Audit.   Each of SRI and Cardinal Health shall maintain complete and accurate records in such detail, form and scope as is consistent with good business practice to support and document all of the party’s financial (including cost), purchase and delivery information reasonably required to calculate amounts payable under Section 2.3 and Section 3.4 of this Agreement. Each party shall have the right to review and audit the books and records of the other party for the purpose of verifying the accrual and payment of any amounts payable under this Agreement. If either party desires to exercise any such audit right, then such party (the “Auditing Party”) shall furnish the other party (the “Audited Party”) with ten business days’ prior written notice thereof. The Auditing Party shall advise in writing the Audited Party of the results of the audit. If the Auditing Party determines that it has been underpaid, the Management Committee shall work to determine whether or not additional payment is appropriate. If the parties are unable to agree as to whether or not additional payment is appropriate within 30 days after the Auditing Party has advised the Audited Party of the results of the audit, either party may submit the matter to arbitration in accordance with the provisions of Section 9.6. Each party shall be limited to one audit per calendar year and to one additional audit at any time within the two-year period following the expiration or earlier termination of the term of this Agreement.

9.6       Arbitration.   If any dispute between the parties arises under this Agreement, the parties shall use reasonable efforts to settle the dispute for at least 30 days. After that period, the dispute may be submitted for arbitration, and the arbitration will be conducted before an arbitration panel in accordance with the rules established by the American Arbitration Association. The arbitrator panel will consist of three arbitrators, with one arbitrator selected by SRI, the second arbitrator selected by Cardinal Health, and the third arbitrator selected by agreement of the first two arbitrators. Every arbitrator must be independent (not an officer, director, employee, affiliate, or shareholder of party) without any economic or financial interest of any kind in the outcome of the arbitration or in Cardinal Health, SRI, or any of their affiliates. The arbitration hearing will be held on such dates and at such times as the arbitration panel designates on 30 calendar days’ advance notice to the parties. Both SRI and Cardinal Health agree that should SRI initiate the arbitration proceeding, it shall be located in Columbus, Ohio, and should Cardinal Health initiate the arbitration proceeding, it shall be located in Tampa, Florida. The decision of the arbitration panel will be binding and conclusive as to Cardinal Health and SRI, and on the pleading of any party, any court having jurisdiction may enter a judgment of any award rendered in arbitration, which may include an award of damages.

9.7       SRI Trademarks.   To the extent reasonably required for Cardinal Health to perform its obligations under this Agreement, SRI grants to Cardinal Health a nonexclusive, nontransferable, nonassignable license during the term of this Agreement to use SRI’s logos, copyrights, tradenames, servicemarks and trademarks (the “SRI Marks”). The parties acknowledge and agree that the trademark “Hybrid Preference PackTM ” (the “Hybrid Mark”) shall constitute a SRI Mark, SRI shall be the sole owner of the Hybrid Mark and SRI shall be entitled to take any actions (including making any filings) to perfect and protect SRI’s rights and interest in and to the Hybrid Mark; provided, however, SRI shall use the Hybrid Mark exclusively in connection with the Hybrid Program and the transactions contemplated by this Agreement and shall not license the Hybrid Mark to any third party as long as this Agreement is in effect. Cardinal Health shall use the SRI Marks only in the form and manner specified or approved by SRI in writing. Cardinal Health shall not alter, modify, dilute, or otherwise misuse the SRI Marks, and will do nothing inconsistent with SRI’s ownership of the SRI Marks. Nothing in this Agreement conveys to Cardinal Health any right, title or interest in or to any SRI Mark, other than an express right to permissively use them solely for purposes of Cardinal Health’s performance of its obligations under this Agreement. Cardinal Health shall submit to SRI all materials and documentation that it compiles that incorporates all or part of the SRI Marks, including any and all advertising, for review and approval. When reasonably requested by SRI, Cardinal Health shall provide SRI with copies of materials and documentation compiled by Cardinal Health that incorporate all or part of the SRI Marks for the purpose of monitoring Cardinal Health’s compliance with the terms of this Agreement. Cardinal Health shall not use the SRI Marks in any manner that, directly or indirectly, detracts from their value and reputation.

9.8       Cardinal Health Trademarks.   To the extent reasonably required for SRI to perform its obligations under this Agreement, Cardinal Health grants to SRI a nonexclusive, nontransferable, nonassignable license during the term of this Agreement to use Cardinal Health’s logos, copyrights, tradenames, servicemarks and trademarks (the “Cardinal Health Marks”). SRI shall use the Cardinal Health Marks only in the form and manner specified or approved by Cardinal Health in writing. SRI shall not alter, modify, dilute, or otherwise misuse the Cardinal Health Marks, and will do nothing inconsistent with Cardinal Health’s ownership of the Cardinal Health Marks. Nothing in this Agreement conveys to SRI any right, title or interest in or to any Cardinal Health Mark, other than an express right to permissively use them solely for purposes of SRI’s performance of its obligations under this Agreement. SRI shall submit to Cardinal Health all materials and documentation that it compiles that incorporates all or part of the Cardinal Health Marks, including any and all advertising, for review and approval. When reasonably requested by Cardinal Health, SRI shall provide Cardinal Health with copies of materials and documentation compiled by SRI that incorporate all or part of the Cardinal Health Marks for the purpose of monitoring SRI’s compliance with the terms of this Agreement. SRI shall not use the Cardinal Health Marks in any manner that, directly or indirectly, detracts from their value and reputation.

9.9       Ownership.   The logos, copyrights, tradenames, servicemarks and trademarks related to (i) Cardinal Health Components are and will remain the sole property of Cardinal Health and (ii) SRI Components and SRI Services are and will remain the sole property of SRI.

9.10       Rights on Termination/Expiration.   On termination or expiration of this Agreement, neither party shall further use the logos, copyrights, tradenames, servicemarks and trademarks of the other party for any purpose, or employ or use any logo, copyright, tradename, servicemark or trademark that suggests an existing relationship between the parties, or that is likely to cause confusion with the logos, copyrights, tradenames, servicemarks or trademarks of the other party.

9.11       Execution.   The parties may execute this Agreement in counterparts. Each executed counterpart to this Agreement shall constitute an original document, and all executed counterparts, together, shall constitute the same agreement.

9.12       Notices.   Except for oral requests and notices expressly authorized by this agreement, every notice, request, demand, consent, approval, and other communication required or permitted under this agreement will be valid only if it is given in writing (or sent by telecopy and promptly confirmed in writing), conspicuously marked FOR IMMEDIATE ATTENTION, and addressed by the sender to the appropriate party at the address provided in the first paragraph of this Agreement and to the person’s attention set forth below:

(a)	If to Cardinal Health:

Cardinal Health 200, LLC, Supply Chain Services - Medical
7000 Cardinal Place
Dublin, OH 43017
Attn: President PreSource Products and Services
Facsimile: 614-652-8149

With copies to:

Cardinal Health 200, LLC, Supply Chain Services - Medical
7000 Cardinal Place
Dublin, OH 43017
Attn: General Counsel
Facsimile: (614) 757-6448

(b)	If to SRI:

SRI/Surgical Express, Inc.
12425 Race Track Road
Tampa, Florida 33626
Attention: Chief Executive Officer
Facsimile: (813) 818-9076

With copies to:

Hill Ward Henderson PA
101 East Kennedy Blvd., Suite 3700
Tampa, Florida 33602
Attention: David S. Felman, Esq.
Facsimile: (813) 221-2900

or to such other address as a party designates by notice to the other party. A validly given notice, request, demand, consent, approval, or other communication will be effective on its receipt.

9.13       Assignment; Subcontracting.   This Agreement is not assignable by either party without the other party’s consent, which it may withhold at its sole discretion, and any unapproved assignment will be invalid and ineffective against the other party, except that, if a party sells, merges, or exchanges all or substantially all of its assets or outstanding stock, the party may assign this Agreement without the other party’s written consent, so long as (a) the acquiring entity executes an agreement agreeing to be bound by this Agreement, and (b) the other party reasonably and in good faith believes the acquiring entity will perform all of the predecessor’s material obligations under this Agreement with similar diligence, responsibility, and capability. Neither party may subcontract any of its responsibilities under this Agreement to another person without the other party’s prior approval.

9.14       Force Majeure.   Neither party shall be responsible for any delay, failure, or omission due to any cause that is beyond its reasonable control, is not due to its own negligence, and cannot be overcome with the exercise of due diligence, including, without limitation, war, riots, fires, floods, storms, lightning, epidemics, earthquakes, hostilities, labor disturbances, expropriation or confiscation of properties, interference by civil or military authorities, or acts of God.

9.15       Governing Law.   The validity, interpretation, construction and enforcement of this Agreement are governed by the laws of the State of New York, excluding the laws of that State pertaining to the resolution of conflicts with laws of other jurisdictions.

9.16       Miscellaneous.   Time is of the essence in this Agreement. This Agreement is binding on and inures to the benefit of, the respective assignees and the successors of each party, and all references to a party in this Agreement includes its permitted assignees or successors. A delay, omission or course of dealing on the part of a party in exercising any right, power or remedy under this Agreement will not operate as a waiver of it and a single or partial exercise of any right, waiver or remedy under this Agreement does not preclude any further exercise of it or the exercise of any other right, power or remedy. A waiver, amendment, or modification of this Agreement would be valid and effective only if it is in writing and signed by both parties. This Agreement and the Schedules record the final, complete and exclusive understanding of the parties to it with respect to the transactions contemplated by this Agreement and supersede any prior or contemporaneous agreement (including without limitation, the Original Agreement), understanding or representation, oral or written, by either of them.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

SRI/SURGICAL EXPRESS, INC.

By: /s/ Gerald Woodard
Name: Gerald Woodard
Title: CEO

CARDINAL HEALTH 200, LLC
(through and for its Presource business unit)

By: /s/ Steve Inacker
Name: Steve Inacker
Title: President

ANNEX A

Disposable Products Label

Hybrid Preference Pack™

SRI SURGICAL a Channel Partner with Cardinal Health

H Version | LATEX Latex Free | 2 Single Use Only

STERILE LIVER PACK

SRIGS0631H

Contents

2	D	DRAPE,SIDE TAPE TIBURON	1	D	DRAPE,HEAD 99X53" ADH	1	M	DRAPE,FOOT 75X72" TIBURON
4	M	DRAPE,SHEET	2		SET,IV EXT 20"	3	M	STAPLER,SKIN 35WIDE
8	C	TOWEL,COTTON,FLUFF	1		CAUTERY TIP,BLADE 6"	2		PENCIL,CAUTERY ROCKER SWITCH
2		CLAMP,6mm SMOOTH FIBRA SPRIN	1		GAUZE,XRAY	6	C	SPONGE,LAP 18X18 XRAY 5/PK
1		TAPE,FOAM,4"X5.5YD	2		SUTURE BOOTS,STANDARD	1		MARKER,SKIN W/RULER DUAL TIP
2		TAPE,UMBILICAL 1/8x30" 2/PK	2		LOOPS,VESSEL MAXI BLUE	8	T	DRAPE,UTILITY
2		SYRINGE,BULB 50CC	2	M	BAG,20x20" ISOLATION	2		POUCH,INSTR
1	T	COVER,OVERHEAD TABLE	1	T	COVER,OVERHEAD TABLE W/EXT	2		PROTECTOR,TRAY 1/16x22x28"FM
3	M	LABELS,BLANK	1		ADAPTER,CATHETER 1/8 TO 5/16	1	M	CUP,5OZ SPECIMENT SCREW LID
1		SYRINGE,10ML LUER SLIP	2		SYRINGE,30ML LUER LOCK	1		BLADE,#10
1		BLADE,#11	1	M	HOLDER,SCALPEL	4	M	HANDLE,LITE COVER SEMI-RIGID
1		BLADE,#15	1		CATHETER,IV 20GX1.88"	1		BASIN,6500ml RING
1	-	TRAY,HALF DEEP	1		TRAY,MAYO	2	D	NEEDLE COUNTER,30-60 COUNT
1		BAG,GLASSINE	1		BAG,GLASSINE 3 1/8x5.5" OPEN	1		DRAPE,INCISE
2	M	CLAMP,DRAPE/TUBE OCCLUD	3		YANKAUER,BULB TIP VENT	1		TUBING,12' SUCTION

These items are located outside of the sterile pack:

1		POUCH,3-TAPE P-BACK	1	M	PENCIL CAUTERY HANDPIECE

The country of origin for imported components is denoted by alphanumeric codes adjacent to the component.

D-DOMINICAN REPUBLIC M-MEXICO C-CHINA (PRC) T-THAILAND

NOTE: Ensure that all assembled connections are secure.

Store at controlled room temperature per USP (15-30 C/59-86 F).

Doc #: 5486

EXP DATE	2/01/12
MFG DATE	3/08/10
ORDER	954841
QUANTITY	ONE
CATALOG	SRIGS0631H

Format CS-299-FR

1

Contents of the unopened, undamaged package are sterile. Do not resterilize. Contents of foil packets, bottles or ampules have not been terminally sterilized by Cardinal Health. To prevent product damage, we recommend storing flat and on a smooth surface. **Caution:** The contents of this package, as with any linen or disposable drape and gown material, may burn if exposed to a flame or extremely hot object. Convertors® drape and gown materials meet the Standard for the Flammability of Clothing Textiles CPSC 16 CFR Part 1610. Avoid contact with an open flame or high intensity heat sources. Do not use in the presence of flammable anesthesia. Federal (USA) law restricts this kit to sale by or on the order of a physician. Directions: Use Hospital's Standard Procedure. Refer to NFPA 99 and AORN Recommended Practices for Electrosurgical Devices. Manufactured by Cardinal Health, McGaw Park, IL, 60085, USA for SRI Surgical, Tampa, FL, 33626, USA.

Stock CS-298-F

Hybrid Preference Pack™

SRI SURGICAL a Channel Partner with Cardinal Health

H Version | LATEX Latex Free | 2 Single Use Only

STERILE LIVER PACK

SRIGS0631H

1

EXP DATE	2/01/12
MFG DATE	3/08/10
ORDER	954841
QUANTITY	ONE
CATALOG	SRIGS0631H

ANNEX B

Co-Branded Label Hybrid Preference Pack Label

EXHIBIT A

1.    Promotion

a.    SRI may promote the Hybrid Kits in any fashion or media desired to include collateral material, the SRI WEB site, advertising, etc., provided the promotion does not convey a perceived/implied endorsement of or bias for reusable drape and gown products over Convertors disposables by Presource.

b.    Subject to Section 9.8 of the Agreement, SRI may identify Cardinal Health as its channel partner in its promotional materials and may use the Cardinal Health logo in doing so. Cardinal Health must approve the use of the Cardinal Health logo and channel partner designation.

c.    SRI may invite Cardinal Health staff to participate in its trade show properties as part of the Cardinal Health channel partner program, provided Convertors is not a participant at the same show.

d.    SRI may identify the channel partner relationship with Cardinal Presource in its marketing communications material used in its booth properties.

e.    The parties will share marketing and promotional expenses as follows: SRI: 70%; Cardinal Health: 30%.

2.    Sales Activities

a.    The Cardinal/Presource sales force may work with the SRI sales force in the following ways:

    (i)   Cardinal Presource will share its sales and marketing roster information to include email addresses with SRI for the purposes of communicating with these individuals to facilitate the implementation of the relationship. SRI may use these email addresses for the purpose of communicating with the Cardinal Presource sales force regarding sales opportunities for the Hybrid Kit. Any SRI produced sales and marketing promotion materials (with approved use of Cardinal Health channel partner and logo designation) for the Hybrid Kit shall be distributed and communicated through the Cardinal Presource marketing organization unless otherwise agreed upon in advance.

    (ii)   Coordinate and hold joint calls with customers to introduce, explain, and present the Hybrid Kit concept.

    (iii)   Coordinate and hold joint calls to present customer requested Hybrid Kit quotations/proposals and RFP responses.

    (iv)   Arrange meetings of the SRI’s sales and marketing staff with the Cardinal/Presource training group for the purpose of acquainting them with concepts and elements of the reusable components of the Hybrid Kit offering.

    (v)   Arrange SRI plant tours for Cardinal/Presource sales and marketing staff to prepare for prospective customer tours.

    (vi)   Arrange joint meetings with customers who have purchased the Hybrid Kit or who are SRI Legacy Customers and therefore are now dependent upon their disposable support coming from Cardinal/Presource.

    (vii)   Cardinal/Presource and SRI will mutually share leads and customer initiated interest in the Hybrid Kit concept.

3.    Quotations and RFP responses

a.    Cardinal/Presource staff may recommend pricing for Cardinal Health Components included in Hybrid Kit quotations/proposals and RFP responses.

b.    All Hybrid Kit RFP responses must be approved by duly authorized representatives of both parties prior to presentation or transmittal to a prospective customer. SRI has the right to set all pricing to Customers in any RFP response.

c.    SRI will construct and package the Hybrid Kit quotations/proposals and RFP responses.

d.    SRI will provide copies of these Hybrid Kit quotations/proposals and RFP responses to Cardinal Presource.

e.    The SRI quotation/proposal and RFP response package may reference the channel partner relationship and may contain use of the Cardinal Health logo as appropriate.

4.    Customer Initiated Interest

In the event a Cardinal Health Presource/Convertors Legacy Customer expresses an interest in a Hybrid Kit solution, Cardinal Presource will be free to work with SRI to engage that customer. This applies to all customers including those belonging to the GPO’s or under an existing government contract.

5.    GPO and Government promotion

SRI may promote the Hybrid Kit with Cardinal Presource, as its channel partner, to all GPO’s and government entities. Any GPO contracting arrangements for the Hybrid Program must be approved by both parties prior to any official contractual arrangements.

Exhibit B

Cardinal Health 200, LLC

Distributor Management Medical Products Manufacturing

Ordering Instructions for SRI/Surgical Express, Inc. for both Disposable and Cardinal Health Component Products

Amended and Restated Effective February 1, 2010

TERMS OF SALE

¡	Terms of sale are:

¡    SRI Legacy (Disposable Products) Customer Purchases - [***]% 15 net 45 days.

¡    Hybrid Packs (Cardinal Health Component Products) – [***]% 60 net 75 days.

PRICING POLICY

¡	Pricing is per the terms of the Amended and Restated Supply and Co-Marketing Agreement (the “Supply and Co-Marketing Agreement”).
¡	Prices and specifications on Products are subject to change as outlined in the Supply and Co-Marketing Agreement.
¡	All orders will be invoiced at the prices in effect on the day the order is processed.
¡	Prices are exclusive of all taxes.
¡	SRI shall be responsible for payment of all applicable state/local sales, use, and/or gross receipts tax resulting from transactions with Cardinal Health regardless of placement of liability for the tax by law.

ORDER FULFILLMENT

PURCHASE ORDER FORM:

¡	Only the Products and quantity shall be acknowledged by Cardinal Health.
¡	Any modifications regarding pricing, terms of sale, specific shipping instructions or general ordering information, shall not be in effect unless accepted in writing by an authorized representative of Cardinal Health.

PRODUCT AVAILABILITY:

¡	As defined in the Supply and Co-Marketing Agreement.

MINIMUM ORDER CHARGE:

¡	A $[***] fee will be assessed on any order valued under $[***]. All orders must be in case quantity unless not sold in case quantity.

DISTRIBUTION SERVICES

¡	Shipping terms are F.O.B. destination.
¡	Title to the Products and risk of loss shall pass to SRI upon acceptance of delivery at SRI’s dock door.
¡	If SRI specifically requests expedited transportation, specialized services, or orders in a manner that is inconsistent with efficient distribution practices as determined by, and in the sole discretion of Cardinal Health, an additional charge will be assessed.
¡	Cardinal Health shall attempt to ship all accepted orders within a commercially reasonable time, but shall not be liable for any loss or damage arising out of delay or failure of shipment or delivery.

Exhibit B

Cardinal Health 200, LLC

Distributor Management Medical Products Manufacturing

Ordering Instructions for SRI/Surgical Express, Inc. for both Disposable and Cardinal Health Component Products

Amended and Restated Effective February 1, 2010

PALLET RECOVERY

¡	Pallets in reusable condition are to be returned to Cardinal Health’s Distribution Center.
¡	Failure to return pallets may result in a pallet expense charge or discontinuation of pallet use for delivery.

PROOF OF DELIVERY

¡	A proof of delivery will be provided if the request is made within 30 days from invoice date.
¡	Due to the expenses involved in obtaining proof from the carriers, proof of delivery requests are subject to a $100.00 service fee. This fee will be charged on a separate invoice if a valid proof of delivery is obtained and /or requested after 30 days from invoice date.

RETURN GOODS POLICY

¡	Authorization must be obtained from Cardinal Health prior to returning merchandise for any reason.
¡	SRI must request authorization from Distributor Management Customer Service and include the following in order to obtain return goods authorization.

        1.   Return Goods Authorization number

        2.   Purchaser name and address

        3.   Cardinal Health invoice number

        4.   Cardinal Health invoice date

        5.   Purchaser purchase order number

        6.   Catalog number and quantity amount

        7.   Reason for return

8.	Signed Ongoing Assurance Statement for prescription drugs or other Products specified by Cardinal Health. (Products that require a Signed Ongoing Assurance Statement will be destroyed and no credit given if form is not accompanied with the return)
¡	Return authorization does not guarantee credit to SRI. Credit is based on disposition of the Product at a Cardinal Health warehouse.
¡	An authorized Product return must be received at the designated warehouse in its original, unopened carton, and in salable condition within fifteen (15) days of the Return Authorization date. If the returned goods have not been received at the designated warehouse within fifteen (15) days from the authorization date, the Return Authorization will be void.
¡	To be eligible for 100% credit on returned goods, SRI must request authorization for return within thirty (30) days of the invoice date.
¡	Items shipped in error will be picked up by an authorized vehicle or shipped freight prepaid by Cardinal Health.
¡	Items ordered in error must be returned freight prepaid by SRI.
¡	Return requests after 30 days from invoice date are subject to a restocking fee.

Exhibit B

Cardinal Health 200, LLC

Distributor Management Medical Products Manufacturing

Ordering Instructions for SRI/Surgical Express, Inc. for both Disposable and Cardinal Health Component Products

Amended and Restated Effective February 1, 2010

¡	Product returns are subject to disposition at the designated Cardinal Health warehouse. Product that is dispositioned as damaged, opened, re-taped, tampered or in un-salable condition will be destroyed, no credit due, and the Product will not be returned to SRI.
¡	Credit for approved returns will be net of applicable service charges.
¡	For Products that are not manufactured by Cardinal Health and are shipped direct from the vendors, SRI is subject to the vendor’s return policy.
¡	For Products that are to be destroyed, a signed certificate of destruction is required within 72 hours of issuance or credit will be denied.

PRODUCTS NOT ELIGIBLE FOR RETURN OR CREDIT INCLUDE:

¡	Products not purchased from Cardinal Health. By offering Product for return to Cardinal Health, SRI warrants and certifies that Products were purchased by SRI directly from Cardinal Health’s Distributor Management Group
¡	Special or Custom Products
¡	Discontinued Products
¡	Products not in production or not appearing in the current price list
¡	Products that are in an unsalable condition through no fault of Cardinal Health
¡	Promotional sale Products.
¡	Products with expiration dates less than 60 days. Products returned in defaced or other than original packaging.
¡	Prescription drugs or other Products specified by Cardinal Health that are returned without a customer-signed Cardinal Health Ongoing Assurance Statement.
¡	Resealed or partial cases
¡	Products sold on a no return basis.
¡	Unannounced or unauthorized Product returns.
¡	Regulated, hazardous chemicals or reagents.
¡	Products not covered by the Supply and Co-Marketing Agreement.

SHIPPING DISCREPANCIES:

¡	Due to the nature of the Products, the contents are subject to possible damage in transit. In an effort to minimize a delay in resolution of a damage or shortage claim, SRI will accept deliveries made by carrier by counting the number of pallets received prior to acceptance of delivery from the carrier. Discrepancies should be noted on the freight document and countersigned by driver. All shipping discrepancies must be called into Customer Service within three (3) business days of delivery.

OBSOLETE INVENTORY: Disposable Products and Cardinal Health Components in SRI’s inventory which have not been shipped to Customer for a period of ([***]) calendar days.

¡	Obsolete Inventory requests must be submitted in writing. SRI must provide catalog number, quantity and valid purchase order number.
¡	SRI must provide the inventory report showing the last sale date to validate request.
¡	A Cardinal Health Representative must authorize all requests for Obsolete Inventory returns within one year of last purchase date. All requests greater than one year will be denied.

Exhibit B

Cardinal Health 200, LLC

Distributor Management Medical Products Manufacturing

Ordering Instructions for SRI/Surgical Express, Inc. for both Disposable and Cardinal Health Component Products

Amended and Restated Effective February 1, 2010

¡	Cardinal Health shall provide a return authorization number or certificate of destruction to SRI.
¡	Obsolete Inventory will be returned to Cardinal Health freight collect by Cardinal Health. No restocking charges shall apply.
¡	Obsolete Inventory returns are subject to disposition at the designated warehouse. Individual Disposable Products and Cardinal Health Components dispositioned as damaged, opened, re-taped, tampered or in un-salable condition will be destroyed; no credit issued, and the product will not be returned to SRI
¡	Destruction of Obsolete Inventory will be at SRI’s expense.

DIRECTORY OF SERVICES

Customer Service

Mailing Address:

Cardinal Health 200, LLC

Medical Products Manufacturing

Distributor Management

1450 Waukegan Road, B/L 4

McGaw Park, IL 60085

Phone Number: 1-800-635-6021

Hours of Operation: 7:30 AM to 5:00 PM CST

Credit and Collection

Mailing Address:

Cardinal Health 200, LCC

7000 Cardinal Place

Metro lll – 2nd Floor

Dublin, OH 43017

Phone Number: 1-866-739-4723

Hours of Operation: 8:00 AM to 5:00 PM EST

Original Effective Date: 11/26/08. All terms and conditions contained herein are subject to change per the Supply and Co-Marketing Agreement.